EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Press Contact:
Barbara Domingo	Shannon Henderson
Align Technology, Inc.	Ethos Communications, Inc.
(408) 470-1204	(678) 417-1767
bdomingo@aligntech.com	shannon@ethoscommunication.com

Align Technology, Inc. Reports Record Revenues of $36.5M for Q4 2003 and

$122.7M for Fiscal Year 2003

•	Q4 Revenues Increase 7.4% Sequentially and 75.5% Year Over Year; FY 2003 Revenues Increase 76.0% Year Over Year;

•	Company Reports GAAP Net Profit of $2.5 Million in Q4 2003, or $0.04 Per Basic and Diluted Share; Non-GAAP Net Profit of $5.6 Million, or Non-GAAP Diluted EPS of $0.09 Per Share;

•	Fiscal Year 2003 GAAP Net Loss of $18.0 Million, or $0.31 per share; Non-GAAP Net Loss of $2.5 Million, or $0.04 per share;

•	Q4 Cash Position Increases By $5.0 Million; Full Year 2003 Cash Position Increases by $6.2 Million.

Santa Clara, Calif. – January 29, 2004 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, today reported financial results for the fourth quarter and full year of 2003. Total revenues for the fourth quarter of 2003 were $36.5 million, compared to $34.0 million in the third quarter of 2003, an increase of 7.4 percent, and $20.8 million in the fourth quarter of 2002, an increase of 75.5 percent. For fiscal year 2003, Align reported revenues of $122.7 million, compared to $69.7 million for fiscal year 2002, an increase of 76.0 percent.

“2003 was a great year for Align in all aspects of our business,” stated Thomas M. Prescott, Align Technology’s President and CEO. “Programs in marketing, clinical education and customer support, in conjunction with operational improvements, have led to record revenues, margins and, in the fourth quarter, GAAP profitability. Going forward in 2004, we expect to continue providing the best product and support for our customers as we seek to build a lasting and profitable company for our shareholders.”

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The net profit for the fourth quarter of 2003 as determined under generally accepted accounting principles (“GAAP”) was $2.5 million, or basic and diluted earnings per share of $0.04. These amounts, and the amounts discussed below, do not include any charges that the Company may incur as a result of the Dental Discus arbitration (discussed below). This compares to a net loss for the third quarter of 2003 of $2.1 million, or a net loss of $0.04 per basic and diluted share, and a net loss for the fourth quarter of 2002 of $15.4 million, or a net loss of $0.30 per basic and diluted share. For fiscal year 2003, the net loss under GAAP was $18.0 million, or a net loss of $0.31 per basic and diluted share. This compares to a net loss of $72.8 million for fiscal year 2002, or a net loss of $1.52 per basic and diluted share.

The non-GAAP net profit for the fourth quarter of 2003, which excludes $3.0 million of stock-based compensation, was $5.6 million, or basic non-GAAP earnings per share of $0.10 and diluted non-GAAP earnings per share of $0.09. This compares to a non-GAAP net profit of $1.2 million in the third quarter of 2003, which excludes $3.4 million of stock-based compensation, or basic and diluted earnings per share of $0.02. This also compares to a non-GAAP net loss of $8.1 million in the fourth quarter of 2002, which excludes $3.8 million of stock-based compensation and $3.4 million of restructuring charges, or a non-GAAP net loss of $0.16 per basic and diluted share. For the fiscal year 2003, the non-GAAP net loss, which excludes $15.0 million of stock-based compensation and $0.5 million of restructuring charges, was $2.5 million, or a non-GAAP net loss per basic and diluted share of $0.04. This compares to a non-GAAP net loss of $47.3 million for fiscal year 2002, which excludes $20.3 million of stock-based compensation and $5.2 million of restructuring charges, or a non-GAAP net loss of $0.99 per basic and diluted share. The reconciliation of the GAAP to non-GAAP measurements for net loss for the fourth quarter and fiscal year of 2003 is set forth below within Align Technology’s financial statements.

As of December 31, 2003 Align had $47.7 million in cash, cash equivalents and marketable securities, compared to $42.7 million as of September 30, 2003 and $41.5 million as of December 31, 2002. Align Technology did not incur additional borrowings or draw-downs against its credit facility during 2003.

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Update to Discus Dental Impressions Arbitration

A three-arbitrator Panel from the American Arbitration Association issued an interim ruling in connection with Align Technology’s arbitration with Discus Dental Impressions (“Discus”). Although the Panel’s interim ruling found that Align’s termination of its marketing agreement with Discus was wrongful, the Panel awarded Discus damages in the amount of only $1.00. In addition, pursuant to the terms of the original contract, the prevailing party in the arbitration is entitled to its reasonable attorney’s fees and costs as determined by the Panel. Discus has requested that the Panel award it $2.6 million in attorney’s fees and costs and Align has disputed this amount. Align expects the Panel to issue its final ruling, including determination of reasonable attorney fees and costs payable to Discus, prior to filing the Company’s Form 10-K for fiscal year 2003. If the final ruling is made prior to the filing of the Form 10-K, the Company will include a charge relating to the arbitration in its 2003 financial statements in accordance with GAAP. In addition, the Company expects to issue a press release with updated 2003 financials when the final ruling is issued.

Align Webcast and Conference Call

Align Technology will host a webcast and conference call today, January 29, 2004 at 10:00 a.m. EDT, 7:00 a.m. PDT, to review the fourth quarter and fiscal year of 2003 results and discuss future operating trends and guidance on the outlook for the future. To access the webcast, click on “Conference Calls” on Align Technology’s Investor Relations web site at http://www.invisalign.com/US/html/corporate/investor_frameset.html. To access the conference call, please dial (415) 904-7303 approximately ten minutes prior to the start of the call. If you are unable to listen to the call, an archived webcast will be available beginning approximately one hour after the call’s conclusion and will remain available through 5:30 p.m. EDT on January 28, 2005. Additionally, a telephonic replay of the call can be accessed by dialing 800-633-8284 with reservation number 21180090. The replay may be accessed from international locations by dialing 402-977-9140 using the same reservation number. The telephonic replay will be available through 5:30 p.m. EDT on February 11, 2004.

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About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding Align’s ability in fiscal year 2004 to provide a quality product, to provide a certain level of customer support and to build a lasting and profitable company for our shareholders; and the yet undetermined dollar amount that will be awarded to Discus for its reasonable attorney fees and costs incurred during the legal arbitration proceedings. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. Factors that might cause such a difference include, but are not limited to, risks relating to Align’s history of losses and negative operating cash flows, any deterioration in the general economic condition or specifically in the markets in which Align sells its products, Align’s ability to increase its revenue significantly while controlling expenses, Align’s limited operating history, customer demand for Invisalign, acceptance of Invisalign by consumers and dental professionals, competition from manufacturers of traditional braces, Align’s third party manufacturing processes and personnel, foreign operational, political and other risks relating to Align’s international manufacturing operations, Align’s ability to protect its intellectual property rights, potential intellectual property or product liability claims or litigation, the potential volatility of the market price of Align’s common stock and risks relating to the arbitrator’s final determination of the attorney fees and costs to be awarded to Discus. These and other risks are detailed from time to time in Align’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission on August 13, 2003, and its Quarterly Reports on Form 10-Q. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
(in thousands, except per share data)		(as restated)		(as restated)
Revenues	$36,502	$20,751	$122,725	$69,698
Cost of revenues	12,926	11,639	51,565	44,991

Gross profit	23,576	9,112	71,160	24,707

Operating expenses:
Sales and marketing	11,138	11,533	43,689	45,313
General and administrative	6,572	9,538	32,202	39,265
Research and development	3,302	3,235	13,112	13,064

Total operating expenses	21,012	24,306	89,003	97,642

Profit (loss) from operations	2,564	(15,194)	(17,843)	(72,935)
Interest and other income (expense), net	(18)	(202)	(185)	116

Net profit (loss)	$2,546	$(15,396)	$(18,028)	$(72,819)

Net profit (loss) per share—basic	$0.04	$(0.30)	$(0.31)	$(1.52)

Weighted-average shares used in computing basic net profit (loss) per share	58,398	51,796	57,759	47,878

Net profit (loss) per share—diluted	$0.04	$(0.30)	$(0.31)	$(1.52)

Weighted-average shares used in computing diluted net profit (loss) per share	63,704	51,796	57,759	47,878

(1)	Certain reclassifications of prior period amounts have been made to conform with current year presentation.

ALIGN TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS(1)

(unaudited)

(in thousands)	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$44,939	$35,552
Restricted cash	439	3,261
Marketable securities, short-term	2,292	2,693
Accounts receivable, net	21,265	16,766
Inventories, net	1,395	1,533
Deferred costs	939	1,139
Other current assets	5,845	4,888

Total current assets	77,114	65,832
Property and equipment, net	23,121	25,078
Other long-term assets	1,967	1,946

Total assets	$102,202	$92,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,095	$3,403
Accrued liabilities	17,086	9,683
Deferred revenue	13,113	9,403
Debt obligations, current portion	1,989	2,183

Total current liabilities	35,283	24,672
Debt obligations, long-term portion	1,667	3,333
Capital lease obligations, net of current portion	182	504

Total liabilities	37,132	28,509
Total stockholders’ equity	65,070	64,347

Total liabilities and stockholders’ equity	$102,202	$92,856

(1)	Certain prior period amounts have been adjusted to conform with current year presentation.

ALIGN TECHNOLOGY, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)(2)

(unaudited)

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, Align uses a non-GAAP measure of net profit (loss), which is adjusted to exclude certain costs and expenses and any associated tax effects of such adjustments. We believe that our non-GAAP net profit (loss) gives an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net profit (loss) is among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
(in thousands, except per share data)		(as adjusted)		(as adjusted)
Revenues	$36,502	$20,751	$122,725	$69,698
Cost of revenues	12,405	10,894	49,024	41,033

Gross profit	24,097	9,857	73,701	28,665

Operating expenses:
Sales and marketing	10,704	10,102	41,502	41,161
General and administrative	5,158	5,204	24,597	25,198
Research and development	2,634	2,490	9,898	9,762

Total operating expenses	18,496	17,796	75,997	76,121

Profit (loss) from operations	5,601	(7,939)	(2,296)	(47,456)
Interest and other income (expense), net	(18)	(202)	(185)	116

Net profit (loss)	$5,583	$(8,141)	$(2,481)	$(47,340)

Net profit (loss) per share—basic	$0.10	$(0.16)	$(0.04)	$(0.99)

Weighted-average shares used in computing basic net profit (loss) per share	58,398	51,796	57,759	47,878

Net profit (loss) per share—diluted	$0.09	$(0.16)	$(0.04)	$(0.99)

Weighted-average shares used in computing diluted net profit (loss) per share	63,704	51,796	57,759	47,878

(1)	Certain reclassifications of prior period amounts have been made to conform with current year presentation.

See Reconciliation of GAAP Net Profit (Loss) to non-GAAP Net Profit (Loss) on Next Page

ALIGN TECHNOLOGY, INC.

RECONCILIATION OF GAAP NET PROFIT (LOSS) TO ADJUSTED NON-GAAP NET PROFIT (LOSS)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
(in thousands)		(as adjusted)		(as adjusted)
Calculation of non-GAAP net profit (loss) excluding special items:
Net profit (loss)	$2,546	$(15,396)	$(18,028)	$(72,819)
Items:
Stock-based compensation expense included in: (1)
— cost of revenues	521	745	2,541	3,399
— sales and marketing	434	927	2,187	3,002
— general and administrative	1,414	1,402	7,098	10,663
— research and development	668	745	3,214	3,221
Restructuring costs included in: (2)
— cost of revenues	—	—	—	559
— sales and marketing	—	504	—	1,150
— general and administrative	—	2,932	507	3,404
— research and development	—	—	—	81

Non-GAAP net profit (loss) excluding special items	$5,583	$(8,141)	$(2,481)	$(47,340)

(1)	Stock-based compensation expense represents the amortization of deferred stock-based compensation recorded in connection with the granting of stock options to employees and non-employees. Stock-based compensation expense also includes the accelerated vesting of options to several employees in connection with severance packages.

(2)	Restructuring costs represent restructuring charges for severance, facility closures, and losses on disposal and impairment of fixed assets incurred as part of our July 2002 plan to streamline worldwide operations during 2002, and the remainder of our indirect operational activities related to the transition of operations from the United Arab Emirates and Pakistan to Costa Rica during the first quarter of 2003.